Exhibit (a)(1)(C)
UNICA CORPORATION ELECTION FORM
The exchange offer and withdrawal rights expire at
8:00 p.m., Eastern Time, on February 26, 2009
unless the offer is extended.
INSTRUCTIONS TO ELECTION FORM
Note: Concepts and terms used in this Election Form are further described and defined in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated January 20, 2009 (the “Exchange Offer Memorandum”). Please read the Exchange Offer Memorandum in its entirety.
1.	DEFINED TERMS. All terms used in this Election Form but not defined have the meaning given them in the exchange offer, dated January 20, 2009. References in this Election Form to “Unica,” “we,” “us,” “our,” and “ours” mean Unica Corporation.

2.	EXPIRATION DATE. The exchange offer and any rights to tender or to withdraw a tender of eligible option grants expire at 8:00 p.m., Eastern Time, on February 26, 2009, unless the exchange offer is extended.

3.	DELIVERY OF ELECTION FORM. If you intend to tender eligible option grants under the exchange offer, a signed copy of this Election Form must be received by Unica before 8:00 p.m., Eastern Time, on February 26, 2009 (or such later date as may apply if the exchange offer is extended) by one of the following means:
By Mail or Courier
Unica Corporation
170 Tracer Lane
Waltham, Massachusetts 02451
Attention: Ashwin Chase
Phone: (781) 487-8696
By Facsimile
Unica Corporation
Attention: Ashwin Chase
Facsimile: (781) 207-5932
By Hand or Interoffice Mail
Attention: Ashwin Chase

By Email (By PDF or similar imaged document file)
achase@unica.com
Your Election Form will be effective only upon receipt by us. Unica will accept delivery of the signed Election Form only by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.
You are not required to tender any of your eligible option grants. If you choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other eligible option grants held by you
You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.
4.	WITHDRAWAL OF ELECTION. Tenders of eligible option grants made under the exchange offer may be withdrawn at any time before 8:00 p.m., Eastern Time, on February 26, 2009, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered eligible option grants, you must deliver, mail, fax or email (a PDF or similar imaged document file) a properly completed and signed Notice of Withdrawal to the attention of Ashwin Chase by hand, by interoffice mail, by facsimile to (781) 207-5932, by regular or overnight mail to Unica Corporation, 170 Tracer Lane, Waltham, Massachusetts 02451, or by email to achase@unica.com. Withdrawals may not be rescinded and any eligible option grants withdrawn will not be considered to be properly tendered, unless the withdrawn eligible option grants are properly re-tendered before the expiration date by following the procedures described in Instruction 3 above.

5.	SIGNATURES. Please sign and date this Election Form, and provide your social security number or other tax identification number. Except as described in the following sentence, this Election Form must be signed by the eligible optionholder who holds the eligible option grants to be tendered exactly as such eligible optionholder’s name appears on the applicable option agreement. If the signature is by an attorney–in–fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional or hard copies of the exchange offer or this Election Form) should be directed to Ashwin Chase by email at achase@unica.com or by telephone at (781) 487-8696.

7.	IRREGULARITIES. We will determine all questions as to the number of shares subject to eligible option grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible option grants. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder before the expiration of the exchange offer. No eligible option grant will be accepted for exchange until the eligible optionholder exchanging the eligible option grant has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any eligible option grants.
8.	CONDITIONAL OR CONTINGENT OFFERS. Unica will not accept any alternative, conditional or contingent tenders.

9.	IMPORTANT TAX INFORMATION. You should refer to Section 13 of the exchange offer, which contains important tax information for U.S. employees. Schedule A of the exchange offer contains important tax information for non-U.S. employees. We encourage all optionholders to consult with tax advisors if you have questions about your financial or tax situation.

10.	ELIGIBLE OPTION GRANT INFORMATION. If you would like to review all of the options granted to you by Unica, please log into your E*Trade account at www.etrade.com.

CONFIDENTIAL
ELECTION FORM

To:	Unica Corporation.
170 Tracer Lane
Waltham, Massachusetts 02451
Attention: Ashwin Chase
Facsimile: (781) 207-5932
Email: achase@unica.com
I acknowledge that:
1.	I understand that, upon acceptance by Unica, this Election Form will constitute a binding agreement between Unica and me.

2.	I understand that if I validly tender an eligible option grant for exchange, and such eligible option grant is accepted and cancelled, I will receive a new option grant to acquire two shares of common stock for every three shares of common stock for which my eligible option grant tendered for exchange was exercisable and that the new option grant will be rounded down to the nearest whole number.

3.	I understand that each new option grant issued to me to replace tendered eligible option grants that were granted before March 1, 2007 shall vest with respect to 50% of the underlying shares on the one-year anniversary of the new option grant date and shall vest with respect to 12.5% of the underlying shares every three months thereafter, so long as I continue to provide services to Unica. I understand that each new option grant issued to me to replace tendered eligible option grants that were granted on or after March 1, 2007 shall vest with respect to 50% of the underlying shares on the one-year anniversary of the new option grant date and shall vest with respect to 6.25% of the underlying shares every three months thereafter, so long as I continue to provide services to Unica.

4.	I understand that each new option grant will have an exercise price per share equal to the closing price of Unica’s common stock as reported on the Nasdaq Global Market on the grant date, which will be the same day that the exchange offer expires.

5.	I understand that each new option grant will expire on the sixth anniversary of its date of grant.

6.	I understand that each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option.

7.	I understand that the new option grants will be granted under and subject to the provisions of Unica’s 2005 Stock Incentive Plan, as amended, and will have substantially the same terms and conditions as the eligible option grants cancelled in this exchange offer, except for the number of shares represented by the new option, the exercise price, the vesting period and the expiration date. Also, each new option grant will be a nonstatutory stock option even if the eligible option grant was an incentive stock option.

8.	Unica has advised me to consult with my own advisors as to the consequences of participating or not participating in this exchange offer.

9.	To remain eligible to tender eligible option grants for exchange and cancellation pursuant to the exchange offer, I understand that I must remain an eligible optionholder and must not have received nor have given a notice of termination prior to the date and time that the exchange offer expires, which is scheduled to be 8:00 p.m., Eastern Time, on February 26, 2009, unless the exchange offer is extended. I understand that if I die or cease providing services to Unica prior to the expiration date of the exchange offer, Unica will not accept my eligible option grants for cancellation and I or my estate or beneficiaries, as the case may be, will retain my eligible option grants with their current terms and conditions.

10.	I understand that if I cease providing services to Unica before all of the shares represented by a new option grant vest, I will forfeit any unvested portion of my new option grant.

11.	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer will be construed as a right to continued employment with Unica or any of its subsidiaries.

12.	I understand that in accordance with Sections 6 and 14 of the exchange offer, Unica may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any eligible option grants that I have tendered for exchange. In any such event, I understand that the eligible option grants tendered for exchange but not accepted will remain in effect with their current terms and conditions. In particular, I understand that if the proposal regarding the option exchange program is not approved by Unica’s stockholders at the Annual Meeting of Stockholders scheduled for February 26, 2009, Unica will terminate this exchange offer and will not be able to accept any of the eligible option grants that may have been tendered.

13.	I understand that this election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my eligible option grants at any time until the exchange offer expires as described in the Instructions to this Election Form. I understand that this decision to tender my eligible option grants will be irrevocable at 8:00 p.m., Eastern Time, on February 26, 2009, unless the exchange offer is extended.

14.	I sell, assign and transfer to Unica all right, title and interest in and to all of the eligible option grants that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of Unica’s common stock under the tendered eligible option grants on the date Unica accepts those option grants for exchange and cancellation. I understand that my death or incapacity will not affect Unica’s authority to take the actions described in the exchange offer with respect to eligible option grants that I have tendered for exchange and that have been accepted for cancellation, and such authority will survive my death or incapacity. All of my obligations under this election form will be binding upon my heirs, personal representatives, successors and assigns.

15.	I agree to all of the terms and conditions of the exchange offer.
Please check one of the boxes below. If no box is checked, by signing this form, I agree that all of my Eligible Option Grants will be exchanged.
☐ I elect to exchange ALL of the Eligible Option Grants I hold; or
☐ I hold more than one Eligible Option Grant and I elect to exchange ONLY the Eligible Option Grant(s) listed below.

	Shares Subject to	Exercise Price
Option Grant Date	Option Grant	(per share)

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print or type)

Social Security Number or Tax I.D. Number of Eligible Optionholder

NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES:
If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants, in order to elect to tender your eligible option grants your spouse must execute the Spousal Consent below. Under the Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Election Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.
Your failure to provide your spouse’s signature constitutes your representation and warranty to Unica that either you are not married or your spouse has no community or other marital property rights in the eligible option grants or new option grants. You should consult your personal outside advisors if you have questions about the Spousal Consent below.
Spousal Consent
The undersigned spouse of the eligible optionholder who has executed this Election Form above has read and hereby approves the submission of this Election Form. The undersigned agrees to be irrevocably bound by this Election Form and further agrees that any community property interest of the undersigned will similarly be bound by this Election Form. The undersigned appoints the eligible optionholder who has executed this Election Form above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Election Form.

Spouse’s Signature	Date

Spouse’s Name (please print or type)